Exhibit 99.1

Motus GI Reports Fourth Quarter and Year End 2019 Financial Results

and Provides Corporate Update

•	Commercial launch on track, including the Pure-Vu® System placed in more than 15 major U.S. hospitals since Q4 2019

•	More than 50 GI physicians trained on the new Pure-Vu® System technology since launch

•	Key regulatory milestone achieved as GEN2 Pure-Vu® System awarded CE mark approval

•	Announced cost reduction plan due to unprecedented market conditions related to Covid-19 pandemic

FORT LAUDERDALE, FL, March 30, 2020 – Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today reported its financial results for the fourth quarter and year ended December 31, 2019, and provided a corporate update.

“I am pleased with our commercial progress since launching the Pure-Vu® System just last quarter. Our team is executing upon the key directives we set out at the start of this program in October. As a result, the Pure-Vu® System is now being utilized at several of the top ranked GI hospitals in the US, all of which were in our original targeting plan,” stated Tim Moran, Chief Executive Officer of Motus GI. “To date, we’ve received positive feedback from early-adopter hospitals and garnered increased industry attention for the Pure-Vu® System. Establishing an early foothold among key institutions and prominent physicians in the GI space is in line with our go-to-market strategy, which we expect, over time, will allow for broader utilization and adoption of the Pure-Vu® System.”

“Our team has already trained over 50 GIs at more than 15 major hospitals on the Pure-Vu® System, with the earliest hospitals ramping from two or three physicians to upwards of ten physicians over the past several months. We believe this is just one metric to convey the strong interest in the capabilities of our system and the growing positive word-of-mouth among physicians,” said Mr. Moran.

“Setting aside our solid early progress for a moment, we are taking decisive action based on the assumption that the current market environment and unprecedented circumstances taking place in hospitals across the US will impact our business plans. As a result, we are announcing a significant cost reduction program that will allow us to continue to execute on our commercial objectives while materially reducing our cash burn. We believe taking this proactive and immediate action will enable us to efficiently manage our cash burn while continuing to build the necessary foundation of accounts and validation of our technology in the market,” concluded Mr. Moran.

Progress Updates

Since the first commercial placement of a Pure-Vu® System at the beginning of the fourth quarter of 2019, Motus GI has focused its U.S. market launch on early adopter hospitals and larger hospital networks that conduct anywhere from 500 to more than 1,000 inpatient colonoscopy procedures per year. Since its commercial launch, Motus GI has placed the Pure-Vu® System in more than 15 of these targeted hospitals. Looking ahead, the Company aims to build a groundswell of positive hospital case studies and clinical use cases from these prominent facilities, and additional hospitals, in order to generate broader industry awareness of the Pure-Vu® System. During the first quarter of 2020, Motus GI established a robust pipeline of approximately 125 hospitals, and a growing schedule of product evaluations.

In March, the Company achieved a key regulatory milestone in receiving CE Mark approval for the GEN2 Pure-Vu® System. The Company believes this is a positive step in the commercialization strategy for the system as the Company assesses potential strategic partnership opportunities outside U.S. As one of the largest markets for inpatient colonoscopies outside of the U.S., the Company believes that Europe offers a significant opportunity to provide patients with improved care.

Covid-19 Pandemic Impact

Motus GI is taking the threat of the COVID-19 pandemic very seriously and management is closely monitoring developments across the U.S. In an effort to adjust to the current operating environment, the Company has taken a proactive approach to provide support to the hospitals using the Pure-Vu® System. The sales team has maintained continuous contact with customers and is offering remote support for the Pure-Vu® System. This includes enabling the team to virtually conduct in-service assistance to physicians and their staff during procedures, which has already resulted in several Pure-Vu® enabled colonoscopies to be successfully supported remotely. Motus GI also has built the appropriate inventory, of both workstations and disposable sleeves, to supply its customers for the next several months, and its manufacturing partners continue to be fully operational.

In the near term, the Company expects the Covid-19 situation will cause a disruption in the flow of inpatient colonoscopies, as hospitals push resources towards treating COVID-19 patients. We anticipate device placements at new hospitals could be limited and the advancement of VAC reviews may likely be postponed on a near-term basis as hospital purchase and investment decisions are put on hold. While this disruption within hospitals persists, we recognize it will have an impact on our ability to begin new scheduled evaluations in our pipeline.

After assessing the current market environment, the Company is announcing a cost reduction program that will be implemented immediately, with expected completion by the end of the second quarter. The Company believes the plan will allow for continued achievement of its commercial strategy by continuing to drive the Pure-Vu® System into the large national and regional influencer hospitals. The program will significantly extend the Company’s financial runway by reducing operational expenses through a strategic reduction in departmental and project-related spending, which is expected to materially reduce the Company’s 2020 internally forecasted cash expense by approximately 50%. This program will include material headcount and non-labor related expense reductions in both its Israel and US operations. The Company believes costs associated with the implementation of the plan will be between approximately $1.0 million and $1.5 million, which costs are significantly comprised of severance obligations, including severance obligations under Israeli law for its Israeli employees

Near-Term Milestones Expected to Drive Value

•	Establish reference centers at major national and regional influencer hospital systems strategically across the U.S.
•	Support investigator initiated clinical studies at prominent hospitals to develop impactful clinical and economic data related to the management of critical colonoscopies (ex. GI bleeding)
•	Demonstrate clinical utility and health economic benefits through new peer-reviewed publications and presentations at key scientific conferences
•	Continue to build an extensive intellectual property portfolio in key international territories to provide long-term patent protection for key aspects of the Pure-Vu® System

Financial Results for the Quarter Ended December 31, 2019

For the three months ended December 31, 2019, the Company reported a net loss of approximately $5.9 million, or a net loss per diluted share of $0.21, compared to $5.6 million, or a net loss per diluted share of $0.34, for the same period last year. The fourth quarter of 2019 included non-cash expenses of approximately $727,000 principally related to stock- based compensation, compared to $623,000 of non-cash expenses for the same period of 2018.

For the year ended December 31, 2019, the Company reported a net loss of approximately $23.1 million, or a net loss per diluted share of $0.92, compared to $22.3 million, or a net loss per diluted share of $1.47, for the same period last year. The year ended December 31, 2019 included non-cash expenses of approximately $3.6 million principally related to stock-based compensation, compared to $6.8 million of non-cash expenses principally related to stock-based compensation and warrant expense for the year ended December 31, 2018.

During the quarter, the Company entered into an $8.0 million secured term loan with Silicon Valley Bank (SVB). The term loan requires monthly interest-only payments through December 31, 2021, followed by monthly payments of principal and interest until December 1, 2023. Additional material terms related to the term loan can be found in the Company’s 8K filed with the Securities and Exchange Commission.

The Company reported approximately $28.7 million in cash, cash equivalents and investments as of December 31, 2019. Following implementation of the outlined reduction plan, the Company believes its cash, cash equivalents and short-term investments will be sufficient to ensure compliance with the SVB liquidity covenant into late fourth quarter 2020 and meet its anticipated cash requirements into 2021.

Conference Call:

The Motus GI management team has scheduled a conference call for today at 4:30 p.m. ET to discuss these results. To access the conference call, investors are invited to dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International). The conference ID number is 13699879. A live audio webcast can be accessed by visiting the investor relations section of the Company’s website, www.motusgi.com. A replay of the webcast will be archived on the Motus GI website for 90 days following the event.

About Motus GI and the Pure-Vu® System

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions. The Company’s flagship product is the Pure-Vu® System, a U.S. FDA cleared medical device indicated to help facilitate the cleaning of a poorly prepared colon during the colonoscopy procedure. The device integrates with standard and slim colonoscopes to improve visualization during a colonoscopy while preserving established procedural workflow by irrigating the colon and evacuating debris to provide a higher quality exam. Challenges with bowel preparation for inpatient colonoscopy represent a significant area of unmet need that directly affects clinical outcomes and increases the cost of care in a market segment that comprises approximately 1.5 million annual procedures in the U.S. and approximately 4 million annual procedures worldwide. Motus GI believes the Pure-Vu® System may improve outcomes and lower costs for hospitals by reducing the time to successful colonoscopy, minimizing delayed and incomplete procedures, and enhancing the quality of an exam. In clinical studies to date, the Pure-Vu® System significantly increased the number of patients with an adequate cleansing level, according to the Boston Bowel Preparation Scale Score, a validated assessment instrument.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 30, 2020, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com

Media Contact:

Gloria Gasaatura

LifeSci Public Relations

(646) 627-8387

ggasaatura@lifescipublicrelations.com

Motus GI Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS

Current assets
Cash and cash equivalents	$20,528	$18,050
Investments	8,203	3,043
Accounts receivable	65	5
Inventory	1,014	23
Prepaid expenses and other current assets	339	930
Related party receivable	18	-
Total current assets	30,167	22,051

Fixed assets, net	1,056	846
Right-of-use assets	1,021	-
Other non-current assets	13	57

Total assets	$32,257	$22,954

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,999	$2,140
Operating lease liabilities - current	321	-
Other current liabilities	270	253
Term debt, net of debt discount of $246 and $0, respectively	7,754	-
Total current liabilities	11,344	2,393

Contingent royalty obligation	1,872	1,953
Operating lease liabilities - non-current	713	-
Other non-current liabilities	-	91

Total liabilities	13,929	4,437
Commitments and contingent liabilities (Note 7)
Shareholders’ equity
Preferred Stock $0.0001 par value; 8,000,000 shares authorized; zero shares issued and outstanding	-	-
Preferred Series A Stock $0.0001 par value; 2,000,000 shares authorized; zero shares issued and outstanding	-	-
Common Stock $0.0001 par value; 50,000,000 shares authorized; 28,811,087 and 21,440,148 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	3	2
Additional paid-in capital	102,789	79,893
Accumulated deficit	(84,464)	(61,378)
Total shareholders’ equity	18,328	18,517

Total liabilities and shareholders’ equity	$32,257	$22,954

Motus GI Holdings, Inc.
Consolidated Statements of Comprehensive Loss
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenue	$99	$(2)	$107	$36
Cost of revenue	71	(2)	136	54
Gross profit (loss)	28	-	(29)	(18)

Operating expenses:
Research and development	2,307	1,691	9,013	6,048
Sales and marketing	1,424	1,367	4,897	4,312
General and administrative	2,308	2,526	9,497	8,547

Total operating expenses	6,039	5,584	23,407	18,907

Operating loss	(6,011)	(5,584)	(23,436)	(18,925)

Warrant expense	-	-	-	(3,156)
Gain (loss) on change in estimated fair value of contingent royalty obligation	13	(47)	81	(291)
Finance income, net	59	30	273	103
Other Income	-	38	-	38
Foreign currency loss	2	(4)	(4)	(26)

Loss before income taxes	(5,937)	(5,567)	(23,086)	(22,257)

Income tax expense	-	-	-	-

Net loss	$(5,937)	$(5,567)	$(23,086)	$(22,257)
Basic and diluted loss per common share	$(0.21)	$(0.34)	$(0.92)	$(1.47)
Weighted average number of common shares outstanding, basic and diluted	28,801,914	16,190,151	25,133,190	15,137,144